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                                                                     Exhibit 5.4

              [Letterhead of BP Australia Capital Markets Limited]




February 21, 2002

BP Australia Capital Markets Limited
(ACN 006 507 768)
Level 29
The Tower
Melbourne Central
360 Elizabeth Street
Melbourne 3000
Victoria, Australia

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a shelf registration statement on Form F-3 (the "Registration Statement") of guaranteed debt securities (the "Securities") of BP Australia Capital Markets Limited (ACN 006 507 768), a limited liability corporation (the "Company"); as Managing Legal Adviser of the Company, I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

     (1) The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Australia.

     (2) When the Registration Statement has become effective under the Act, the Indenture relating to the Securities and the Guarantee has been duly executed and delivered, the terms of the Securities and of their issue and sale have been duly established in conformity with such Indenture so as not to violate any applicable law (including any prohibitions and restrictions on offers of securities under the Corporations Act 2001 (Cth)) or breach of any agreement binding upon the Company, the terms of the Guarantee have been duly established in conformity with such Indenture, the Securities have been duly executed and authenticated in accordance with such Indenture, the Guarantees have been endorsed on the Securities and executed as contemplated in such Indenture and the Securities have been issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to the lapse of time, failure to take action, laws (including, without limitation, laws relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation and reconstruction) and defences generally affecting creditors' rights and equitable remedies.

The foregoing opinion is based on the laws of the State of Victoria and the Commonwealth of Australia in force on this date, and in rendering it I have, with your approval, relied as to all matters governed by the laws of the United States or the state of New York upon the

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opinion of D.B. Pinkert, counsel to BP Capital Markets America, Inc. delivered to the Company, among others, on this date.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading "Validity of Securities" in the Prospectus. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Robert W. Venner

Managing Legal Adviser